Exhibit 10.1

Summary of New Jersey Resources Corporation Non-Employee Director Compensation

Annual Cash Retainer Fee (All independent directors except Lead Director):	$68,000

Lead Director Additional Annual Cash Retainer	$17,500

Annual Equity Retainer (in common stock equivalent)†	$80,000

Annual Retainer - Committee Member:

Audit	$12,000

Leadership Development and Compensation Committee	$6,000

Nominating/Corporate Governance Committee	$6,000

Additional Annual Retainer for Committee Chairs:

Audit	$15,000

Executive	$15,000

Leadership Development and Compensation	$15,000

Nominating/Corporate Governance	$15,000

Subsidiary Board Retainers:*

Annual Retainer- Subsidiary Board Member**	$9,000

Additional Annual Retainer- Subsidiary Board Lead Director***	$15,000

In the event of extraordinary circumstances resulting in an excessive number of Board or Committee meetings beyond the typical number of meetings of a Board or Committee in a given year, the Board retains discretion to pay an additional per meeting fee of $1,500 to each attending non-employee director that is a member of such Board or Committee.

† The number of shares to be based upon the closing price of a share of the Company’s common stock on the date of the grant.

* Subsidiary Boards include the Boards of Directors for New Jersey Natural Gas, NJR Energy Services, NJR Clean Energy Ventures, NJR Clean Energy Ventures II and NJR Energy Investments.

**Subsidiary Board Member Annual Retainers and any additional meeting fees are based upon each member only being compensated for one meeting when joint Boards of Directors meetings occur.

***Lead Directors of more than one subsidiary Board will only be paid a single annual retainer fee of $15,000 for service as Lead Director on those Boards.